SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                              PAYCHEX, INC.
-----------------------------------------------------------------------------
            (Name of Registrant as Specified In Its Charter)

                              PAYCHEX, INC.
-----------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

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[ ]  $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules
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         pursuant to Exchange Act Rule 0-11: _/

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     Set forth the amount of which the filing fee is calculated and state how it was determined.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
                                   PAYCHEX


                                 PAYCHEX, INC.
                          911 Panorama Trail South
                         Rochester, New York  14625


                          NOTICE OF ANNUAL MEETING
                               OF STOCKHOLDERS

                        To Be Held on October 5, 1995


 To the Stockholders:

        The Annual Meeting of Stockholders of Paychex, Inc. will be held at the Strong Museum Auditorium, One Manhattan Square, Rochester, New York on Thursday, October 5, 1995. A continental breakfast will be available from 9:00 a.m. to 10:00 a.m. The Annual Meeting will begin at 10:00 a.m. for the following purposes:

        1.      To elect eight directors;

        2. To consider and act upon a proposal to amend the Certificate of Incorporation to increase the authorized shares of common stock from 50,000,000 to 150,000,000;

        3. To consider and act upon a proposal to adopt the Paychex, Inc. 1995 Stock Incentive Plan; and

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors of the Company has fixed the close of business on August 11, 1995 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

        It is important that all shares be represented at the meeting. The Board of Directors extends a cordial invitation to all stockholders to attend the meeting. However, if you are unable to attend the meeting, you are requested to sign, date and return the enclosed Proxy in the return envelope. You may revoke your Proxy and vote in person if you decide to attend the meeting.


                                BY ORDER OF THE BOARD OF DIRECTORS



                                G. Thomas Clark, Secretary


Rochester, New York
August 25, 1995

                               PROXY STATEMENT

        The Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Paychex, Inc. ("Company"), to be used at the Annual Meeting of Stockholders of the Company to be held on Thursday, October 5, 1995, at 10:00 a.m. for the purposes set forth in the foregoing Notice of Annual Meeting. The cost of this solicitation will be borne by the Company. The Board of Directors has fixed the close of business on August 11, 1995 as the record date for determining the holders of common stock entitled to notice of, and to vote at, the meeting. The Company had outstanding on that date ____________ shares of common stock, each of which is entitled to one vote. A majority of the outstanding shares (____________ shares) present in person or by proxy will constitute a quorum.

        If the enclosed Proxy is properly executed and returned, the shares represented will be voted by the proxies in accordance with the stockholder's directions. If the Proxy is signed and returned without choices having been specified, the shares will be voted FOR the eight nominees described below and for FOR Proposals 2 and 3, as set forth in the Notice. The Proxy may be revoked by the person giving it at any time prior to its use by a written revocation, submission of a later dated Proxy, or in person at the meeting.

        The Proxy Statement and Proxy are being mailed to stockholders on or about August 25, 1995.

        With regard to the election of directors, votes may be cast for nominees or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstention may be specified on all proposals (but not the election of directors) and will be counted as present for purposes of the proposal on which the abstention is noted. Since Proposals 2 and 3 require the approval of a majority of the outstanding shares, abstentions will have the effect of a negative vote. Under applicable Delaware law, a broker non-vote will have the same effect as a vote against Proposals 2 and 3 and will have no effect on the outcome of the election of directors.

PROPOSAL 1 - ELECTION OF DIRECTORS

        Eight directors are to be elected to the Board of Directors. The Board of Directors has nominated the persons listed below for election.

        If elected, each nominee will hold office until the Annual Meeting to be held in 1996 and until his successor is elected and shall qualify.

        The Board of Directors recommends the election of the eight nominees listed below and it is intended that the proxies named (unless otherwise directed) will vote the Proxy FOR the election of these nominees. Although the Board of Directors believes that all of the nominees will be available to serve, the proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors of the Company. However, the enclosed Proxy cannot be voted for more than eight nominees.

NOMINEES FOR ELECTION

        The following table sets forth certain information as of August 11, 1995, with respect to the nominees for election as directors of the Company, none of whom is related to any other nominee or executive officer. Under the rules of the Securities and Exchange Commission, "beneficial ownership" is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual's benefit.

        Each of the nominees, other than Steven D. Brooks, has been serving as a director of the Company for several years. Mr. Brooks is a new nominee.
Mr. Brooks has been Managing Director and head of the Union Bank of Switzerland Global Trading Group since November, 1994. From 1992 through 1994, he was a private investor and from 1989 through 1992, he was a principal of Rainwater, Inc., a private investment firm.


                                                                         Amount and
                                                                         Nature of
                                                               Served    Beneficial
                                  Principal                    as        Ownership     Percentage
                                 Occupation for                Director  Common          Common
Name of Nominee       Age        Last Five Years               Since     Stock (1)(2)    Stock
--------------------------------------------------------------------------------------------------
B. Thomas Golisano    53        Chairman, President &          1979       5,741,813       12.5
                                Chief Executive Officer

G. Thomas Clark       57        Vice President of Finance,     1980         251,967        (4)
                                Secretary & Treasurer (3)

Donald W. Brinckman   64        Chairman, and Founder of       1990          34,500        (4)
                                Safety-Kleen Corp. (5)

Steven D. Brooks      44        Managing Director, Union        -             -0-           -
                                Bank of Switzerland Global
                                Trading Group(6)

Phillip Horsley       56        Managing Director of Horsley   1982          65,999        (4)
                                Bridge Partners, Inc.,
                                venture capital investors

Grant M. Inman        53        Partner of Inman & Bowman,     1983         101,925        (4)
                                venture capital investment
                                partnership (7)

Harry P. Messina, Jr. 63        Partner of Woods, Oviatt,      1985          75,784        (4)
                                Gilman, Sturman & Clarke,
                                LLP, Attorneys

J. Robert Sebo        59        Director                       1979         973,864       2.1
                                                                             (8)

 (1) Included in this column are the following shares with respect to which nominees have or share voting or investment power, (including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power), and as to which the nominees disclaim beneficial ownership: Mr. Golisano - 36,712 shares owned by a foundation of which he and Mr. Clark are trustees; Mr. Clark - 78,749 shares, including the same foundation shares; Mr. Horsley - 1,732 shares; Mr. Inman - 1,350 shares; Mr. Messina - 13,500 shares and
      Mr. Sebo - 2,233 shares.

(2) This column also includes the following shares which may be acquired within 60 days by exercise of options: Mr. Clark - 145,626 shares; Mr. Brinckman - 4,500 shares; Mr. Horsley - 15,750 shares; Mr. Inman - 32,625 shares and Mr. Messina - 11,250 shares.

(3)   Mr. Clark is also a director of Magnetic Technologies Corporation.

(4)   Percentage is less than 1%.

(5) Mr. Brinckman is also a director of Johnson Worldwide Associates, Inc., Snap-On Incorporated and Sherman Health Systems.

(6) See above for Mr. Brook's last five years' principal occupation. Mr. Brooks is also a director of QuickResponse Service, Inc.

(7)   Mr. Inman is also a director of Lam Research Corporation.

(8) Includes approximately 7,300 shares held for Mr. Sebo's account in the Paychex 401(k) Incentive Investment Plan.

PROPOSAL 2 - PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

       At the Annual Meeting there will be submitted to stockholders a proposal to increase the number of shares of common stock the Company is authorized to issue. The Board of Directors ("Board") recommends adoption of the proposal.

       The Company presently is authorized to issue 50,000,000 shares of common stock having a par value of $.01 per share. As of August 11, 1995 there were __________ shares of common stock issued and outstanding. Of the remaining shares, 1,335,293 shares are authorized for issuance under the Company's 1987 Stock Incentive Plan and 1992 Stock Incentive Plan, and 1,250,000 shares are reserved for the 1995 Stock Incentive Plan discussed in Proposal 3.

      From time to time, the Company has issued additional shares of common stock for various purposes. During fiscal 1995, the Company issued 15,007,290 shares in a three-for-two split effected in the form of a dividend and 171,186 shares upon exercise of stock options. In June, 1995, it became obligated to issue up to 356,803 shares in connection with the acquisition of Pay-Fone Systems, Inc. and an indeterminate number of shares upon exercise of options held by Pay-Fone employees.

      On July 13, 1995, the Board unanimously approved a resolution, subject to stockholder approval at the Annual Meeting on October 5, 1995, to amend
Article 4 of the Company's Certificate of Incorporation ("Certificate") to increase the number of authorized shares of common stock from 50,000,000 to
150,000,000.   The pertinent provisions of the amendment to the Certificate are set forth in Exhibit A to this Proxy Statement. The Affirmative vote of holders of a majority of the outstanding shares of common stock is required to adopt the proposed amendment. The amendment, if approved by the stockholders, will take effect at the close of business on October 5, 1995.

      The purpose of the amendment is to provide the Company with additional shares of common stock which may be made available for future financing and acquisition transactions, stock dividends or splits, employee benefit plans and other general corporate purposes. If the amendment is approved, the Company also will have generally greater flexibility in the future to issue shares in excess of those presently authorized, without the expense and delay of a special stockholders' meeting.

      Except in connection with its stock option plans discussed above and a possible aquisition for approximately 135,000 shares, the Company currently has no arrangements or understandings for the issuance of additional shares of common stock and, as set forth in the Company's Certificate, no holder of common stock has any preemptive right with respect to the common stock. If the Board deems it in the best interests of the Company and the stockholders to issue additional shares of common stock in the future, the Board generally would not seek further authorization by vote of the stockholders, unless such authorization is otherwise required by applicable law or regulations.

        Should the Board desire to issue additional shares of common stock in the future, such issuance of additional shares could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company's Board of Directors. The Company has no knowledge that any person intends to effect such a transaction.

PROPOSAL 3 - APPROVAL OF THE 1995 STOCK INCENTIVE PLAN

        The Board of Directors of the Company, on July 13, 1995, unanimously adopted a new stock incentive plan for directors, officers and key employees, the Paychex, Inc. 1995 Stock Incentive Plan (the "1995 Plan"), to become effective September 1, 1995 subject to stockholders' approval. The affirmative vote of the holders of a majority of the outstanding shares is required for approval. The following summary of the 1995 Plan does not purport to be complete and is subject to, and qualified in its entirety by, reference to the text of the 1995 Plan annexed hereto as Exhibit B.

        The Board of Directors believes that, in order to attract and retain people of ability and initiative in key managerial positions and to provide an incentive for such persons to continue to render outstanding service to the Company, it is in the best interests of the Company and its stockholders to provide them, through the granting of stock options, the opportunity to participate in any appreciation in value of the Company's common stock which may result from their enhanced performance.

        Currently there are approximately 275 employees in key managerial positions (including executive officers) eligible for grants.

       The 1995 Plan authorizes the granting of options to purchase up to 1,250,000 shares of the Company's common stock, subject to adjustment as described below. The 1995 Plan will be administered by the Compensation Committee of the Board of Directors ("Board"), with respect to options granted to officers and key employees and other persons responsible for the success and growth of the Company, and by the Directors' Option Committee of the Board, with respect to options granted to non-employee directors, each of which is hereafter referred to as "Committee". The shares subject to the options will be made available from either authorized and unissued shares or previously issued treasury shares. Options under the 1995 Plan may not be granted after August 31, 1998.

        The Committee may recommend the grant of Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options are available only to key employees of the Company and must comply with requirements of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). Non-Qualified Stock Options may be granted to employees (including employee - directors) and non-employee directors of the Company and others and are intended not to qualify as Incentive Stock Options. The principal difference between the two types of options relates to their tax treatment.

        The following description will apply to both types of options unless otherwise noted.

         The exercise price per share will be no less than 100% of fair market value of the Company's common stock on the date the option is granted, as determined by the Committee. The Committee shall determine the time of exercise of each option when granted. Each option will expire not more than ten (10) years from the date of its grant. The 1995 Plan permits the payment of the exercise price by cash or by application of shares already owned by the option holder (at the fair market value thereof when submitted), or, upon approval by the Committee, by the surrender of stock options that are eligible for exercise (valued at the difference between the fair market value of the stock on the date surrendered and the exercise price of the option), or any combination thereof. Shares subject to options which have been surrendered upon exercise of an option are not available again for grant. In addition, payment may also be made, in the discretion of the Committee, through so-called "cashless exercise" wherein the optionholder exercises the option and instructs a broker-dealer to sell so many shares as shall be sufficient to pay the exercise price.

        In general, for an option to become exercisable, an employee who is granted an option must remain continuously employed by the Company until the grant becomes exercisable. A non-employee director must serve for at least one year before an option is exercisable. Upon termination of employment, an Incentive Stock Option (unless otherwise expired) will terminate in three months (one year if the option holder is disabled) if not exercised. A non-qualified stock option, unless otherwise expired, will terminate in one year after termination of employment (whether or not because of disability or death) and three years after retirement. Nevertheless, if termination of employment was by reason of conduct which the Committee determines to have been knowingly fraudulent, deliberately dishonest, disloyal or willful misconduct, or if the Committee makes such a determination after the optionholder's retirement, the option shall be forfeited. Incentive Stock Options are not transferable, except by will or by the laws of descent and distribution. Nonqualified stock options may be transferred to immediate family members or to trusts for their benefit, subject always to the same restrictions applicable to the original optionee. Options which for any reason cease to be exercisable shall be considered terminated. Shares subject to expired or terminated options are again available for grant.

        With limited exceptions, if any change is made in the shares subject to the 1995 Plan or to any option granted thereunder (through merger, reorganization, recapitalization, stock dividend, issuance of subscription rights or similar events), such adjustments or substitutions will be made as the Committee deems equitable to prevent dilution or enlargement of option rights.

        The Board of Directors and the Committee may amend or terminate the 1995 Plan in all respects, except that without stockholder approval, no such amendment or modification may (a) change the maximum number of shares reserved for options thereunder (except as described in the preceding paragraph), (b) change the class of persons eligible to be granted options, or (c) extend the maximum period during which an option may be exercised.

        Incentive Stock Options granted under the 1995 Plan are intended to qualify for the special Federal income tax treatment available under Section 422A of the Code. Under this law, no tax is associated with the grant or exercise of any option; rather, the recipient is taxed at a capital gains rate on the sale of shares received on the exercise of an option. In order to obtain this treatment, the option holder must not dispose of the shares within two (2) years from the date of the grant of the option nor within one
(1) year after receipt of the shares upon exercise of the option. If the option holder does not comply with the required holding periods, the difference between the fair market value of the shares at time of exercise and the exercise price is taxed as ordinary income (rather than capital gain) and the Company is allowed a tax deduction for that amount (a deduction it would not have had if the holding periods were followed). The differential is also considered a tax preference item for purposes of the alternative minimum tax.

        Non-Qualified Stock Options granted under the 1995 Plan will result in no income to the option holder for Federal income tax purposes upon the grant. Upon his exercise of such an option, the option holder will realize ordinary income in an amount equal to the excess of the fair market value of the stock acquired over the exercise price; and the amount so realized will be deductible by the Company. Upon any sale thereafter, any amount realized in excess of such fair market value will constitute a capital gain.

        The aggregate market value of the shares with respect to which a holder of Incentive Stock Options, may exercise an option for the first time during any calendar year is $100,000.

COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires directors, officers and beneficial owners of more than 10% of the Company's common stock to file with the Securities and Exchange Commission reports of transactions in the stock. Because of the complexity of the rules, the Company agreed to assume the responsibility for timely filing such reports for those reporting persons who so requested and who agreed to advise the Company promptly of changes in the ownership of the Company's equity securities.

        The Company believes that during the fiscal year ended May 31, 1995,
Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

BOARD MEETINGS AND COMMITTEES

        The Board of Directors of the Company met four times during the fiscal year ended May 31, 1995 ("fiscal 1995").

        The Executive Committee is comprised of Messrs. Golisano, Clark and Horsley and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company except as limited by law. There were two meetings of the Executive Committee during fiscal 1995.

        The Audit Committee is comprised of Messrs. Brinckman, Inman and Messina. It is responsible for evaluating and approving the services performed by the Company's independent accountants as well as reviewing and evaluating the Company's accounting practices and internal controls. The Audit Committee met twice during fiscal 1995.

        The Compensation Committee is comprised of Messrs. Brinckman, Horsley and Inman. It met once during fiscal 1995. The Committee makes recommendations with respect to amount of officers' salaries and grants stock options to key employees.

         The Directors' Option Committee was established for the sole purpose of considering the grant of stock options to non-employee directors under the Company's 1992 Stock Incentive Plan. Messrs. Golisano and Sebo comprise this Committee. The Directors' Option Committee held one meeting during fiscal 1995.

        No director attended fewer than 75% of all meetings of the Board of Directors held during fiscal 1995 or of all meetings of any committee upon which such director served during fiscal 1995.

        Non-employee directors are paid $6,000 annually, plus $1,000 for each board meeting and $500 for each committee meeting attended. On October 5, 1994 Messrs. Brinckman, Horsley and Inman were awarded non-qualified stock options under the Paychex, Inc. 1992 Stock Incentive Plan to purchase 4,500 shares of common stock each at $24.66 per share, the market price of the stock on the day of grant. On January 12, 1995, Mr. Messina was awarded a non-qualified stock option under the Paychex Inc. 1992 Stock Incentive Plan to purchase 4,500 shares at $27.33 per share, the market price on the day of grant. The options extend for 10 years and are exercisable after one year. (Share and dollar amounts have been adjusted to reflect the May, 1995 three-for-two stock split.)

OTHER EXECUTIVE OFFICERS

        John Carlen, 48, joined the Company in August, 1993 and was elected Executive Vice president in October, 1993. Prior thereto (1981-1993), Mr. Carlen served in various executive positions with the May Department Store Company.

        Walter Turek, 43, has served as Vice President - Sales since April, 1989. Mr. Turek has been with the Company since 1979 and has served in various sales management capacities.

        Edmund Russo, 58, was elected Vice President - Director of Western Operations in April, 1989 and Director of Operations in October, 1994. Mr. Russo joined the Company in January, 1987 and prior to being elected Vice President, served as a Regional Manager.

        Eugene Polisseni, 55, has served as Vice President - Marketing since April, 1989. Mr. Polisseni has been with the Company since its formation in 1979 and during that period served in various capacities.

        Daniel Canzano, 41, was elected Vice President - Information Technology in April 1993. Mr. Canzano has been with the Company since 1989 and has served as a Zone Sales Manager and Director of Information Technology.

        Diane Rambo, 44, was elected Vice President - Electronic Network Services (ENS) in October, 1994. Ms. Rambo has been with the Company since August, 1980 and has served as the Director of ENS and as a Branch Manager.

REPORT OF THE COMPENSATION COMMITTEE

Compensation of Chief Executive Officer

        The Compensation Committee recommends to the Board of Directors the compensation to be paid to the Chief Executive Officer "(CEO"). In performing that function, the Committee reviews the range and components of compensation paid to CEO's of other public companies. In particular, the Committee looks to those public companies whose size and performance with respect to revenue, earnings per share and stock price are similar to those of Paychex.

        Mr. Golisano's substantial stock position in the Company assures the Committee of his close identification with the interests of its stockholders. Thus, his compensation has been limited to his salary with each recommended adjustment reflective in part of the Committee's evaluation of the Company's performance in the three areas discussed above as well as other areas. Adjustments also reflect the Committee's opinion of the impact, both short - and long - term, which Mr. Golisano's creativity, strategic focus and leadership had on these and other factors.

        Mr. Golisano's 1995 compensation (including base salary and bonus under the Officer Incentive Program) was 14% over that in 1994. Base compensation was based in part on the Company's performance during fiscal 1995 during which the Company's revenue increased 19%, dividends paid increased 47%, earnings per share increased 38%, and its stock price increased 38%, over the prior year's figures.

Compensation of Other Executive Officers

       Recommended compensation for senior executives other than the CEO is determined by the Compensation Committee after the CEO provides the Committee with his evaluation of the performance of each senior officer and his recommendation with respect to salary, bonus and stock options. Committee members discuss his recommendations in light of their own experiences and familiarity with levels and components of compensation for persons with similar responsibilities in other public companies. The goal of the Committee is to compensate fairly for the job done, to reward extraordinary performance or promise and to encourage long-term identification with stockholder interest through award of stock options under the Company's Stock Incentive Plan. Company performance is also considered.

       The Compensation Committee's recommendations are presented to the Board for discussion and decision. An officer-director whose compensation is being considered is excused from that portion of the meeting. In fiscal 1995, all recommendations of the Committee were approved by the Board. Base salary changes are prospective and are made following the annual stockholders' meeting in October. Thus, salary adjustments and stock option grants are made four to five months after the Company's fiscal year end in May.

       The Compensation Committee and the Board have instituted an Officer Incentive Program whereby a portion of the compensation of senior executive officers (including the CEO) is incentive-based and dependent upon the Company's performance. The performance factor (currently earnings per share), minimum, target and maximum levels, and bonus percentage of base compensation, are established for the new year within 45 days after the end of the prior fiscal year.

Impact of Section 162(m) of the Internal Revenue Code.

       Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain executive officers to $1 million, unless specified requirements are met. The Compensation Committee has carefully considered the impact of this provision in the Tax Law. At this time, it is the Committee's intention to continue to compensate all officers based on overall performance. The Committee expects that most, if not all compensation paid to officers will qualify as a tax deductible expense. However, it is possible that at some point in the future, circumstances may cause the Committee to authorize compensation that is not deductible.

Compensation Committee Interlocks and Insider Participation

       The Compensation Committee consists of Donald W. Brinckman, Phillip Horsley and Grant M. Inman. All members of the Compensation Committee are non-employees of the Company. None of the Company's executive officers serves on the board of any other entity which employs a member of the Compensation Committee.

                           EXECUTIVE COMPENSATION

The following table sets forth all compensation received by the Company's Chief Executive Officer and the Company's other most highly compensated Executive Officers during the last three fiscal years.

                         Summary Compensation Table

                                                                        Long Term
                                                                        Compen-
                                                                        sation
                                                                        Number of
            Annual Compensation                                         Shares          All
-------------------------------------------                             Underlying      Other
Name and Principal                                                      Options         Compen-
Position                    Year        Salary(1)       Bonus(1)        Granted         sation(2)
------------------          ----        ---------       --------        -------         ---------
B. Thomas Golisano          1995        $440,625        $59,850         0               $ 4,153
Chairman, President,        1994        $411,875        $26,000         0               $ 4,107
and Chief Executive         1993        $375,000        $0              0               $ 4,439
Officer

John T. Carlen (3)          1995        $246,875        $34,580         30,000          $ 3,686
Executive Vice President    1994        $175,000        $0              22,500          $35,994
                            1993            -            -                  -              -

G. Thomas Clark             1995        $234,375        $31,920         0               $ 5,177
Secretary,                  1994        $217,875        $0              15,000          $ 5,078
Treasurer, and Vice         1993        $200,750        $0              22,500          $ 4,855
President of Finance

Edmund S. Russo             1995        $201,875        $28,595         15,000          $ 5,390
Vice President, Director    1994        $174,750        $0               9,000          $ 4,948
of Operations               1993        $161,125        $0              22,500          $ 4,683

Walter Turek                1995        $183,625        $63,452          9,000          $ 2,967
Vice President of           1994        $170,000        $54,000          9,000          $ 3,954
Sales                       1993        $162,000        $84,000         22,500          $ 4,095

J. Robert Sebo (4)          1995        $154,583        $0              0               $   343
Retired                     1994        $257,500        $10,000         0               $ 4,345
                            1993        $239,750        $0              22,500          $ 4,126

(1)    Represents compensation earned.

(2) Represents Company contributions to the Paychex 401(k) Incentive Retirement Plan as well as premiums paid by the Company for group term life insurance. Amounts in 1994 for Mr. Carlen include payments for relocation allowances of $35,721 made by the Company in connection with relocation to the Corporate Office in Rochester, New York.

(3) Mr. Carlen became an executive officer of the Company in 1994. Therefore, his compensation by another employer for 1993 is not required to be disclosed.

(4)    Mr. Sebo retired during fiscal 1995.

                          1995 OPTION GRANTS TABLE

The following table sets forth stock options granted to the Company's Chief Executive Officer and the Company's other most highly compensated Executive Officers during 1995. Under Securities and Exchange Commission regulations, Companies are required to project an estimate of appreciation of the underlying shares of stock during the option term. The Company has chosen the 5% - 10% formula approved by the SEC. However, the ultimate value will depend on the market value of the Company stock at a future date, which may or may not correspond to the projections below.

                      Individual Grants                                         Potential
--------------------------------------------------------                        Realizable
                                                                                Value at Assumed
                        Number of       % of Total                              Annual Rates of
                        Shares          Options         Exercise                Stock Price
                        Underlying      Granted to      Price      Expir-       Appreciation
                        Options         Employees       Per        ation        for Option Term (2)
Name                    Granted(1)      in 1995         Share      Date            5%        10%
---------------         ----------      ---------       ---------  -------      --------    --------
B. Thomas Golisano      -0-             0%              $0                      $0          $0

John T. Carlen          30,000         14.31%           $23.83     10/6/04      $449,659    $1,139,524

G. Thomas Clark         -0-             0%              $0                      $0          $0

Edmond S. Russo         15,000          7.15%           $23.83     10/6/04      $224,830    $  569,762

Walter Turek             9,000          4.29%           $23.83     10/6/04      $134,898    $  341,857

J. Robert Sebo          -0-             0%              $0                      $0          $0


 (1) Options were granted from the Paychex, Inc. 1992 Stock Incentive Plan established for directors, officers and key employees. Options are granted at prices not less than 100% of the fair market value of the common stock at the date of grant, unless the grant is under Section 422A of the Internal Revenue Code, in which case if the employee owns more than 10% of the outstanding common stock, the option price must be not less than 110% of the fair market value. The options granted are exercisable in cumulative annual installments of 33 1/3% after two years and expire ten years from the date of grant.

(2) Represents realizable values net of the option exercise price but before any income taxes that the executives may have to pay. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

             AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES



The following table sets forth stock options exercised by the Company's Chief Executive Officer and the Company's other most highly compensated
Executive Officers during 1995, and the number and value of all unexercised options at year-end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of the Company's stock on May 31, 1995.

                                                             Number of
                                                             Shares
                                                             Underlying               Value of Unexer-
                       Number                                Unexercised              cised In-The-
                       of Shares       Net                   Options at               Money Options at
                       Acquired        Value                 May 31, 1995             May 31, 1995 (2)
                       on              Real-               Exercis-     Unexer-       Exercis-       Unexer-
Name                   Exercise        ized(1)             able         cisable       able           cisable
----                   --------        -------             --------     -------         --------     -------
B. Thomas Golisano      0              $0                    0          0               $0           $0

John T. Carlen          0              $0                    0          52,500          $0           $335,000

G. Thomas Clark         5,400          $133,600              140,626    15,000          $3,054,397   $110,000

Edmond S. Russo         0              $0                     93,375    37,500          $2,133,812   $376,750

Walter Turek            0              $0                    116,325    31,500          $2,662,389   $342,750

J. Robert Sebo          22,500         $327,500              0           0              $0           $0


(1) Represents market value of the Company's common stock at exercise date less the exercise price.

(2) Represents market value of the Company's common stock at May 31, 1995, less the exercise price.

                              PERFORMANCE GRAPH

       The following graph shows a five-year comparison of the total cumulative returns of investing $100 on May 31, 1990 in Paychex, Inc. Common Stock, the S&P Midcap 400 Index and the S&P Computer Software and Service Index. The S&P Midcap 400 Index represents a broad market group in which the Company participates. The S&P Computer Software and Services Index (S&P C S & S) was chosen as having a representative peer group of companies. The Paychex, Inc. stock price performance shown assumes reinvestment of dividends.

              Measure-
              ment
              Point
              5/31/90   5/31/91   5/31/92   5/31/93   5/31/94   5/31/95
              -------   -------   -------   -------   -------   -------
Paychex, Inc.    $100      $148      $245      $393      $472      $658

S&P Midcap 400   $100      $119      $138      $164      $171      $194

S&P C S & S      $100      $ 92      $109      $146      $175      $245

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       Except as set forth below, the Company is not aware of any persons who held in excess of 5% of the Company's outstanding common stock at August 11, 1995.

                                    Amount and Nature of            Percent
Name and Address                     Beneficial Owner               of Class
----------------                    --------------------            --------
B. Thomas Golisano
911 Panorama Trail South                  5,741,813                     12.5
Rochester, New York  14625                   (1)

Putnam Investments                        3,137,309                      6.8
One Post Office Square                       (2)
Boston, Massachusetts 02109

T. Rowe Price Associates, Inc.
100 East Pratt Street                     2,782,950                      6.1
Baltimore, Maryland  21202                   (3)

All Directors and Officers of             8,584,587
the Company as a Group                       (4)                        18.7

-----------------------------------

(1) See Footnote (1) to the table under "Nominees for Election" with respect to Mr. Golisano.

(2) These securities are owned by Putnam Investments, Inc. through two wholly owned registered investment advisors, Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc.

(3) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") and T. Rowe Price New Horizons Fund, Inc. ("New Horizons") serve as investment advisers with power to direct investments and/or shared power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates and New Horizons are deemed to be beneficial owners of such securities; however, they expressly disclaim that they are, in fact, the beneficial owners of such securities.

(4) See Footnote (1) and (2) to the table under "Nominees for Election". The shares included therein as subject to shared voting power by Messrs. Golisano and Clark are included only once in this total. In addition, the total includes the following shares which may be acquired within 60 days by exercise of options: Walter Turek - 123,825 shares; Edmond Russo - 100,875 shares; Daniel Canzano - 29,301 shares; Eugene Polisseni - 5,700 shares; John Carlen - 7,500 shares; and Diane Rambo - 8,400 shares.

INDEPENDENT PUBLIC ACCOUNTANTS

       The Company's independent public accountant since 1983 has been Ernst & Young LLP. Management expects to reappoint this firm for fiscal 1996. However, it will not seek stockholder approval or ratification. Representatives of Ernst & Young LLP are expected to be present at the stockholders' meeting and will have an opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

OTHER MATTERS AND INFORMATION

       As of the date of this Proxy Statement, Management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the meeting other than those described above. If any other matters properly come before the meeting, it is intended that the persons named in the enclosed Proxy will vote the Proxy on such matters in accordance with their best judgement.

       The cost of solicitation of Proxies will be paid by the Company. In addition to solicitation by use of mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit Proxies personally or by telephone, telegraph or cable. The Company will reimburse any banks, brokers and other custodians, nominees and fiduciaries for their expenses in forwarding Proxies and Proxy solicitation material to the beneficial owners of the shares held by them.

PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

       Stockholder proposals for inclusion in the Proxy Statement for the next Annual Meeting of Stockholders must be received by the Company at its executive offices on or before April 27, 1996.



                                BY THE ORDER OF THE BOARD OF DIRECTORS


                                /s/ G. Thomas Clark
                                --------------------------
                                G. Thomas Clark, Secretary


Rochester, New York
August 25, 1995

                                EXHIBIT A
                                ---------

                        CERTIFICATE OF AMENDMENT
                                   OF
                      CERTIFICATE OF INCORPORATION
                                   OF
                              PAYCHEX,INC.

        Paragraph 4 of the Certificate of Incorporation is amended to read in its entirety as follows:

         4. The total number of shares of stock which the Corporation shall have authority to issue is 150,000,000 shares of common stock and the par value of each of such shares is $.01, amounting in the aggregate to $1,500,000.

                                EXHIBIT B
                                ---------

                              PAYCHEX, INC.

                        1995 STOCK INCENTIVE PLAN

Section 1.  Purposes

The purposes of the Paychex, Inc. 1995 Stock Incentive Plan (the "Plan") are to provide, through options to purchase Paychex, Inc. $.01 par value common stock ("Stock"), long term incentives and rewards to directors, officers and other key employees or persons responsible for the success and growth of Paychex, Inc. and its subsidiary corporations (the "Company"), to attract and retain such persons on a competitive basis and to associate the interests of such persons with those of the Company.

Section 2.  Effective Date

The Plan will become effective September 1, 1995 and shall be submitted for approval by the Company's stockholders within 12 months of the effective date.

Section 3.  Administration of the Plan

The Plan will be administered by two Committees of the Board of Directors ("Board") of the Company: the Compensation Committee (with respect to options granted to officers, employees and other persons who are not directors) and the Directors' Option Committee (with respect to options granted to directors), each of which is hereafter referred to as "Committee" and shall have not less than two directors (or such lesser number as may be permitted under Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "1934 Act"). Each Committee shall consist solely of directors who are "disinterested persons" within the meaning of Rule 16b-3. The Committee is authorized, with respect to those persons to whom it is authorized to grant options, to establish such rules and regulations as it deems necessary for the proper administration of the Plan; to make such determinations and interpretations and to take such action in connection with the Plan and any options granted under the Plan as it deems necessary or advisable, to correct any defect, supply any deficiency and reconcile any inconsistency in the Plan or any Stock Option Agreement; and to amend the Plan to reflect changes in applicable law. The Committee may designate one or more persons to implement its rules, regulations and determinations. All determinations of the Committee shall be by a majority of its members and its determinations shall be final. The Committee from time to time, and whenever requested, will report to the Board on its administration of the Plan and the actions it has taken. The expenses of administering the Plan will be paid by the Company.

Section 4. Shares Subject to the Plan

The Stock that may be optioned or purchased under the Plan will not exceed an aggregate of 1,250,000 shares and may be authorized, unissued shares or treasury shares. Upon the expiration or termination, in whole or in part, of any unexercised options, shares of Stock covered by such unexercised options shall be available again for new options under the Plan. However, shares subject to option which are surrendered in exercising an option shall not be available for new options.

Section 5.  Eligible Persons

The class of persons eligible to receive options under the Plan will consist of directors, officers and other key employees of the Company and other persons responsible for the success of the Company. In making its determination as to whether an option will be granted under the Plan and the number of shares to be subject to each option, the Committee will take into account the duties of the director, officer, employee or other person, the present and potential contributions of that person to the success of the Company, and other factors which members of the Committee, in their discretion, consider to be reasonable and appropriate in connection with accomplishing the purposes of the Plan.

Section 6.  Grant of Options

The Compensation Committee shall determine participation in the Plan by officers and key employees of the Company and other persons who are not directors and the extent of that participation. The Committee shall also determine whether the option shall be an Incentive Stock Option (being an option whose terms comply with the requirements of Section 422A of the Internal Revenue Code of 1986, as amended, ("Code") or any successor section) or a Non-Qualified Stock Option (being an option whose terms are not intended to meet the requirements of an Incentive Stock Option); provided, however, that Incentive Stock Options shall be awarded only to employees of the Company. The Directors' Option Committee will grant options only to non-employee directors. The options shall be evidenced by Stock Option Agreements in such form as the Committee shall approve from time to time, which Agreements shall conform to the Plan.

Section 7.  Provisions of Incentive Stock Options

Each Incentive Stock Option granted under the Plan will contain those terms and provisions as may be necessary and appropriate to qualify it as such under Section 422A of the Code including, without limitations, the following:

        A. Number of Shares. Each option will specify the number of shares which may be acquired.

        B.  Purchase Price.   Each option will provide for an exercise
price of not less than 100% of the fair market value of the Stock, as determined by the Committee, on the date the option is awarded; provided that, in the event the option holder owns more than 10% of the combined voting power of all classes of stock of a parent or subsidiary of the Company at the time of the grant, then the purchase price will be not less than 110% of such fair market value.

        C. Exercise. Each option by its terms will not be exercisable prior to six (6) months from the date of grant or after the expiration of ten years from the date the option is granted; and, during the actual term, may be exercised in such manner and at such time(s) as shall be specified in the option, by written notice to the Company of the option holder's election to exercise.

        D. Transfer. Each option by its terms will be exercisable, during the lifetime of the option holder to whom it is granted, only by the option holder and will not be transferable otherwise than by will or the laws of descent and distribution.

        E. Payment. Each option will provide that the purchase price of any Stock purchased upon exercise of the option shall be payable in full on the exercise date, in cash or by check, or by delivery of Stock owned by the option holder (with appropriate documents of transfer), or, in the discretion of the Committee, by surrender of exercisable options to purchase Stock, or any combination of the foregoing. Any Stock so delivered shall be valued at the fair market value of the Stock on such date. Any options so surrendered shall be valued at the difference between the fair market value of the Stock at the time of surrender and the exercise price thereof. Payment may also be made, in the discretion of the Committee, by delivery (including by facsimile) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker/dealer to sell or margin a sufficient portion of the shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price.

        F. Rights as Stockholder. Each option shall provide that the option holder shall have no rights as a stockholder, unless and until certificates for shares of Stock are issued to the option holder.

        G. Termination of Employment/Disability. Each option will provide that if the employment of an option holder is terminated, and the option has not otherwise expired or terminated by its terms, then the option will expire if not exercised within three months after the termination of employment or one year for an employee who is disabled. Nevertheless, an option holder whose employment is terminated by reason of conduct which the Committee determines to have been knowingly fraudulent, deliberately dishonest, disloyal or willful misconduct shall forfeit all rights under the option. The extent to which an option may be exercised following termination of an option holder's employment is limited to the number of shares which the option holder could have purchased on the date of such termination.

        H. Maximum Value of Stock. The aggregate fair market value of Stock (determined at the time the option is granted) with respect to which an Incentive Stock Option is exercisable for the first time by an option holder during any calendar year (under all such plans of the Company) shall not exceed $100,000.

        I. Disqualifying Disposition. In the event a disposition of Stock acquired upon exercise of an option which is deemed "disqualifying" under Section 422A of the Code, so as to require the withholding of Federal, State or Local taxes, the option holder agrees promptly to pay to the Company the amount of such taxes if the Company is unable to withhold the necessary sums.

        J. Other Terms. Each option will contain those further or different restrictions and provisions as the Committee and the Board deem to be reasonable and appropriate and in the best interests of the Company.

Section 8.  Provisions of Non-Qualified Stock Options

        Each Non-Qualified Stock Option granted under the Plan will contain the provisions of Subsections 7.A, B, C, E and F above and, in addition, such terms, conditions and restrictions as the Committee deems to be reasonable and appropriate and in the best interests of the Company, including the following:

        A. Transfer. Each option by its terms will be exercisable, during the lifetime of the optionholder to whom it is granted, only by the optionholder and by any member of the optionholder's immediate family, or the trust for the benefit of such member, to whom the option (or a portion thereof) is assigned and will not be otherwise transferable except by the laws of descent and distribution.

        B. Termination of Employment/Retirement/Disability/ Death. Each option will provide that if the employment of the optionholder is terminated (whether or not in connection with the death or disability of the optionholder), and the option has not otherwise expired or terminated by its terms, then the option will expire if not exercised within one year after termination of employment. If the optionholder's employment is terminated for retirement (not related to a disability), and the option has not otherwise expired or terminated by its terms, then the option will expire if not exercised within three years after retirement.
Nevertheless, an option holder whose employment is terminated by reason of conduct which the Committee determines to have been knowingly fraudulent, deliberately dishonest, disloyal or willful misconduct, or who engages in such conduct (including violation of any agreement with the Company) after retirement, shall forfeit all rights under the option. The extent to which an option may be exercised following an optionholder's termination of employment or retirement is limited to the number of shares which the optionholder could have purchased on the date of such termination or retirement.

        C. Withholding. Except for options granted to non-employee directors, each option shall provide that the option holder shall agree to pay to the Company upon exercise of the option all Federal, State and Local taxes required to be withheld. The Committee may, nevertheless, determine to withhold from the Stock to be issued that number of shares valued at their fair market value at the time, that would satisfy the amount required to be withheld.

        D. Non-Employee Director Options. Each option granted to a non-employee director shall provide that it may be exercised not less than one year after grant.

Section 9.  Government Regulations

        The Plan, the options and the Stock under option will be subject to all applicable Federal and State statutes, rules and regulations, including, without limitation, all applicable Federal and State securities laws. If, in the opinion of the Company's counsel, the transfer, issue or sale of any shares of its Stock under the Plan is not lawful for any reason, the Company will not be obliged to transfer, issue or sell any Stock and, subject to Section 12, the Committee may amend the Plan or any Option Agreement to conform to the requirements of applicable statutes, rules and regulations.

Section 10.  Other Limitations

        A. The granting of any option under this Plan will be solely at the discretion of the Committee and neither the adoption of the Plan nor any of the terms and provisions herein will give, or be construed to give, any director, officer or other employee or other person any right to participate in the Plan or to receive any options under it.

        B. The adoption of the Plan and the granting of an option under it will not constitute an understanding or agreement, express or implied, upon the part of the Company to employ the recipient of the option for any specified time.

Section 11.  Adjustments

        If there is any change in the Stock through the declaration of stock dividends, or through recapitalization resulting in stock splits, or combinations or exchanges of shares or otherwise, the number of shares available for option and the shares subject to any option and the option prices shall be appropriately adjusted by the Committee.

Section 12. Termination and Amendment of the Plan

        The Board of Directors of the Company may at any time amend or terminate the Plan. If not sooner terminated, the Plan will terminate automatically three years from the effective date.

        No amendment will adversely affect an option previously granted hereunder. Unless holders of at least a majority of the outstanding shares of stock approve, no amendment (except under Section 11) will increase the maximum number of shares which may be delivered under the Plan, change the class of persons eligible to receive options, reduce the minimum option price hereinbefore specified, extend the maximum period during which an option may be exercised, materially increase the benefits accruing to eligible persons under the Plan, or otherwise effect a change required by Section 16(b) of the 1934 Act, as amended, to be approved by such majority.

        With the consent of the affected option holder, the Committee may amend outstanding options, provided, however, the amendment is consistent with the Plan.

Section 13.  Laws Governing

        The validity and construction of the Plan and any Agreement under it will be governed by the laws of the State of Delaware.

PAYCHEX, INC.                                                         PROXY
-----------------------------------------------------------------------------



       The undersigned hereby appoints B. THOMAS GOLISANO and G. THOMAS CLARK, or any one of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on October 5, 1995, and at any adjournment thereof, with all the power which the undersigned would possess if personally present to vote all shares of stock which the undersigned may be entitled to vote at said meeting.



I.   ELECTION OF DIRECTORS

       [   ] FOR all Nominees                  [   ] WITHHOLD all Nominees

       B. Thomas Golisano, G. Thomas Clark, Donald W. Brinckman, Steven D. Brooks, Phillip Horsley, Grant M. Inman, Harry P. Messina, Jr. and J.Robert Sebo

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CIRCLE SUCH NOMINEE'S NAME. YOUR PROXY WILL BE VOTED FOR REMAINDER.)


II.  AMENDMENT OF CERTIFICATE OF INCORPORATION

       [   ] FOR           [   ] AGAINST          [   ] ABSTAIN

III. ADOPTION OF PAYCHEX, INC. 1995 STOCK INCENTIVE PLAN

       [   ] FOR           [   ] AGAINST          [   ] ABSTAIN


THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS. PLEASE DATE, SIGN AND RETURN IT IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED "FOR" THE EIGHT NOMINEES, PROPOSALS II AND III .





Dated:                   , 1995     Signed:
      -------------------                   --------------------------------
                                          (Name of Stockholder to be signed
                                          exactly as it appears on this proxy)